Exhibit 10.51

HYATT CORPORATION

Restricted Deferred Incentive Compensation Plan II

(RDICP II)

i

HYATT CORPORATION

Restricted Deferred Incentive Compensation Plan II

(RDICP II)

Section 1

General

1.1	History, Purpose and Effective Date. Hyatt Corporation, a Delaware corporation, and Hyatt Hotels Corporation, a Delaware corporation (“Hyatt Hotels”), has established and maintains the Hyatt Restricted Deferred Incentive Compensation Plan II (the “Plan”) to reward key management employees of the Employers (as defined in subsection 1.2) with additional retirement income for their superior performance. The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, or be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan was established and is effective as of February 1, 1997. The following provisions constitute an amendment and restatement of the Plan, which was frozen with respect to participation and accruals on December 31, 2005. This restatement will be effective as of January 1, 2006.

1.2.	The Employers and Their Affiliates. Hyatt Corporation, Hyatt Hotels, and any other corporation, partnership, joint venture or other employer, whether or not a member of a controlled group with Hyatt Corporation or Hyatt Hotels, which, with the written approval of Hyatt Corporation adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”. The term “Affiliate” means any entity which is under common control with an Employer, managed by an Employer, or otherwise affiliated with an Employer in providing goods or services to third parties and which is designated as an “Affiliate” by the Administrator (as defined in subsection 1.3).

1.3.	Plan Administration. Except as otherwise specifically provided below, the authority to control and manage the operation and administration of the Plan is vested in Hyatt Corporation (the “Administrator”); provided, however, that duties or responsibilities of the Administrator under the Plan may be delegated by the Administrator, by action of its president, to any other person or persons. The Administrator shall have the power to interpret the Plan, resolve ambiguities, adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. Any interpretation of the Plan and any decision on any matter within the Administrator’s discretion made by the Administrator in good faith is binding on all persons. Neither the Administrator nor any person acting under the Plan shall be liable for any action or determination made in good faith with respect to the Plan.

1.4.	Performance Period. The term “Performance Period” means the twelve-month period beginning on each January 1 and ending on the next December 31.

1.5	Notices. Any notice or document required to be given or filed with the Administrator shall be considered given or filed if delivered to the Administrator or mailed by certified mail, postage prepaid, to the Administrator in care of Hyatt Corporation at its principal executive offices.

1.6.	Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois.

1.7.	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Section 2

Participation

2.1.	Participation. Except as otherwise provided by an applicable employment agreement or other terms of employment, an “Eligible Employee” of an Employer shall be a Participant for any Performance Period for which he is designated as a Participant by the Administrator. The term “Eligible Employee” means for any Performance Period an individual employed for all or a portion of that period who is designated by the Administrator as an Eligible Employee.

2.2.	Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and designation as a Participant for any Performance Period will not give any employee the right to be retained in the employ of an Employer or the right to again be designated as a Participant.

Section 3

Allocation

3.1.	Awards. For each Performance Period, the Administrator may, but is not required to, establish criteria for an amount to be credited to Participants for a Performance Period (an “Award”). Any criteria for any Performance Period may be modified at any time prior to the crediting of Awards to individual Participants to the extent that the Administrator determines, in his sole discretion, that such modification is necessary or appropriate to recognize extraordinary income, or loss of income, due to unanticipated circumstances impacting the profitability of Hyatt Hotels.

3.2.	Discretionary Awards. In lieu of an Award or in addition to an Award for any Performance Period, the Administrator may, in its sole and absolute discretion, credit a “Discretionary Award” to any Participant, in any amount that the Administrator determines.

3.3.	Compensation. For all purposes of the Plan, a Participant’s “Compensation” for any Performance Period means his regular base salary plus his annual cash incentive award earned while meeting the requirements of subsection 2.1 during that Performance Period. Compensation does not include extraordinary payments such as relocation pay and special bonuses.

Section 4

Payment of Awards

4.1.	Source of Benefits. Any amount payable to or on account of a Participant under the Plan with respect to any Performance Period shall be paid from the general assets of the Employers, pro rata, according to the Compensation paid to the Participant by each Employer during that Performance Period. All rights of a Participant created under the Plan shall constitute only unsecured contractual rights and each Participant shall be a general creditor of his Employer with respect to such rights.

4.2.	Plan Accounting. The Administrator shall maintain a bookkeeping Account with respect to each Participant reflecting the amount of all awards made to the Participant under the Plan, together with interest or earnings from the last day of the Performance Period for which such award is made until the December 31st coinciding with or immediately preceding the date as of which such award is paid to or on account of the Participant. The Administrator shall credit a Participant’s account as of each December 31 with interest at an effective annual rate equal to the 20-Year Treasury Rate plus 100 basis points. For purposes of this subsection 4.2, the 20-Year Treasury Rate shall be the average annual rate for the 20-Year Treasury securities, constant maturity, as published in the Federal Reserve Statistical Release H15 for the calendar year prior to the year in which the December 31 interest credit is made. Should a Participant under the Plan leave prior to December 31st of a calendar year, the Participant’s Account shall be credited with earnings for the period from January 1st through such date at the annual rate in effect for the prior calendar year.

4.3.	Retirement. If a Participant retires from the employ of the Employers and their Affiliates after attainment of age 55, payment of the Participant’s Account balance under the Plan shall be made or commenced in accordance with the following schedule:

Age at Retirement	% of Account to be Paid
55	50% of Account
56	60% of Account
57	70% of Account
58	80% of Account
59	90% of Account
60	100% of Account

4.4	Termination of Employment Not for Cause. If a Participant is terminated from the employ of the Employers and their Affiliates for reasons other than cause (as determined in the sole and absolute discretion of the applicable Employer) prior to attaining age 55, the Participant shall be entitled to receive payment of 100% of his Account as soon as practicable after termination. If a Participant resigns from the employ of the Employers and their Affiliates for any reason prior to attaining age 55, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.

4.5.	Termination of Employment for Cause. Notwithstanding the foregoing provisions of subsections 4.3 and 4.4, if a Participant’s employment is terminated for cause as determined by the applicable Employer in its sole and absolute discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.

4.6.	Death and Disability. In the event of a Participant’s death prior to his termination of employment or his total and permanent disability, as determined by the Administrator in its sole and absolute discretion, payment of his Account balance shall be made or commenced as soon as practicable after the date of his death or his total and permanent disability as defined by the Internal Revenue Code of 1986 as amended, Section 409A requirements (“Code Section 409A”). Amounts payable on account of a Participant’s death shall be payable to the beneficiary or beneficiaries designated by the Participant in writing filed with the Administrator or, if none, to the Participant’s estate.

4.7	Form of Payment. A Participant’s form of payments will depend on the election made for the amounts in a Grandfathered or Non-Grandfathered Account, as designated by the Administrator.

(a)	Non-Grandfathered Accounts. Any amount payable under this Section 4 shall be paid in a lump sum. Notwithstanding the foregoing, prior to the time he is entitled to a distribution pursuant to this Section 4, a Participant may elect to have the amount payable to him distributed in a single lump sum or in substantially equal annual installments not to exceed fifteen (15); provided, however, that such election shall not be effective unless it is twelve (12) months prior to the Participant’s termination date and will become effective on the 1st day of January at least twelve (12) months after the Plan’s receipt of the election and except as noted above in 4.5, the amount is not payable for at least five (5) years following the Participant’s termination date. Installment payments shall be treated as a single payment for purposes of Code Section 409A. Notwithstanding the provisions of this Subsection 4.7, the Administrator may accelerate any payment to or on account of a former employee to the extent necessary to relieve a severe financial hardship, and an Employer may accelerate or extend the time period during which any amount otherwise payable by it under the Plan to or on account of current or former employees is to be paid to the extent that the Employer determines such acceleration or extension to be in its best interest and not in violation of the requirements of Code Section 409A.

(b)

Grandfathered Accounts. Any amount payable under this Section 4 shall be paid in a lump sum. Notwithstanding the foregoing, prior to the time he is entitled to a distribution pursuant to this Section 4, a Participant may elect to have the amount payable to him distributed in a single lump sum or in substantially equal annual installments not to exceed fifteen (15); provided, however, that such election shall not become effective until the first day of the second calendar year following the calendar year in which the election is filed with the Administrator. Notwithstanding the provisions of this Subsection 4.7, the Administrator may accelerate any payment to or on account of a former employee to the extent necessary to relieve a severe financial hardship, and an Employer may accelerate or extend the time period during which any amount otherwise payable by it under the Plan to or on account of current or former employees is to be paid to the extent that the Employer determines such acceleration or extension to be in its best interest and not in violation of the requirements of Code Section 409A.

4.8.	Nonalienation. Amounts payable with respect to any Participant under the Plan shall, upon the termination of the Participant from the employ of all Employers, be subject to the claims of, and may be assigned to, such Employer. Subject to the preceding sentence, any amount payable to any person under the Plan may not be voluntarily or involuntarily assigned or alienated.

4.9.	Forfeitures. Forfeitures under this Section 4 shall reduce the amount otherwise payable by an Employer and shall not be reallocated to other Participants.

Section 5

Amendment or Termination

5.1.	Amendments and Termination. Subject to the provisions of subsection 5.2, the Board of Directors of Hyatt Corporation may amend, modify or terminate the Plan at any time, provided that no amendment shall reduce a Participant’s interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and Affiliates on the day of the amendment.

5.2.	Participation Rights. No action under this Section 5 shall, without consent of the affected Participant, or in the event of his death his beneficiary, adversely affect the rights of the Participant or beneficiary with respect to any amount which was credited to his Account under the Plan prior to the date of such action.

5.3.	Successors. The obligations of the Employers under the Plan shall be binding upon any assignee or successor in interest thereto. No Employer shall merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangement for the payment of any amounts payable under the Plan.

5.4.	409A Amendments. Notwithstanding anything to the contrary in the Plan, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of the Plan or amounts deferred by or for any Participant under the Plan to comply with the requirements of Code Section 409A, or any applicable regulations or guidance promulgated by the Secretary of the Treasury, the Company and the Administrator shall each have authority to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant as it deems necessary or advisable, including, without limitation:

(a)	any amendment or modification of the Plan to conform the Plan to the requirements of Code Section 409A or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Account regarding the timing or form of payment).

(b)	immediate payment to the Participant of the amount otherwise payable to such Participant.

Dated this 18th day of December, 2006.

HYATT CORPORATION

/s/ Thomas J. Pritzker
Thomas J. Pritzker

/s/ Harold S. Handelsman
Harold S. Handelsman